                                                                    EXHIBIT 99.3

                              OAK INDUSTRIES INC.
                               1000 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 2000

To the Stockholders of Oak Industries Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Oak Industries Inc. has been called by the Board of Directors of Oak Industries and will be held at the corporate offices of Oak Industries at 1000 Winter Street, Waltham, Massachusetts at 9:30 a.m., Eastern Standard Time, on Friday, January 28, 2000 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of November 13, 1999 among Corning Incorporated, Riesling Acquisition Corporation and Oak Industries Inc. The merger agreement provides, among other things, for the merger of Riesling Acquisition Corporation, a wholly-owned subsidiary of Corning, with and into Oak Industries, with Oak Industries surviving the merger as a wholly-owned subsidiary of Corning.

    2. To vote upon other matters as may properly come before the special meeting or any adjournment or postponement of such special meeting.

    Oak Industries has fixed the close of business on December 23, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of such meeting. Only holders of record of Oak Industries common stock on the record date are entitled to vote at the special meeting. A list of stockholders entitled to vote will be available for inspection at the offices of Oak Industries Inc., located at 1000 Winter Street, Waltham, Massachusetts, for a period of ten days prior to the special meeting.

    Your Board of Directors recommends that you vote to approve and adopt the merger agreement, which is described in detail in the accompanying Proxy Statement/Prospectus.

    You can ensure that your shares of Oak Industries common stock are voted at the special meeting by signing and dating the enclosed proxy and returning it in the postage pre-paid envelope provided. Sending in a signed proxy will not affect your right to attend the special meeting and vote in person. You may revoke your proxy at any time before it is voted by (1) giving written notice to the Secretary of Oak Industries at 1000 Winter Street, Waltham, Massachusetts 02451, (2) signing and returning a later dated proxy, or (3) voting in person at the special meeting. All stockholders are cordially invited to attend the special meeting in person.

    WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,
                                          Mela Lew
                                          Vice President,
                                          General Counsel
                                          and Secretary

Waltham, Massachusetts
December 27, 1999